Exhibit (a)(5)(A)

MGM Resorts International Announces Commencement of Cash Tender Offer to Purchase Shares of its Common Stock for an Aggregate Purchase Price of Not More than $1,250,000,000 at Price Not Greater Than $34.00 nor Less Than $29.00 per Share

LAS VEGAS, February 13, 2020 /PRNewswire/ — MGM Resorts International (the “Company” or “MGM”) (NYSE: MGM) today announced that it commenced a “modified Dutch Auction” tender offer to purchase up to $1,250,000,000 in aggregate purchase price of its issued and outstanding shares of common stock, par value $0.01 per share (each, a “Share,” and collectively, the “Shares”), or such lesser aggregate purchase price of Shares as are properly tendered and not properly withdrawn, at a price not greater than $34.00 nor less than $29.00 per Share to the seller in cash, less any applicable withholding taxes and without interest. The tender offer is being made in accordance with the terms and subject to the conditions described in the offer to purchase, the related letter of transmittal and other related materials, as each may be amended or supplemented from time to time.

The closing price of the Shares on the New York Stock Exchange on February 12, 2020, the last full trading day before the commencement of the tender offer, was $33.66 per Share. The tender offer is scheduled to expire at 12:00 Midnight, at the end of the day, New York City time, on March 12, 2020, unless the offer is extended or terminated. Promptly after the expiration date, MGM will, on the terms and subject to the conditions described in the offer to purchase, determine the single per-Share purchase price that MGM will pay, subject to “odd lot” priority, proration and conditional tender provisions, for Shares properly tendered at or below the purchase price in the offer and not properly withdrawn, and accepted for payment, taking into account the number of Shares tendered pursuant to the offer and the prices specified, or deemed specified, by the tendering shareholders. The purchase price will be the lowest price per Share (in increments of $0.25) of not greater than $34.00 and not less than $29.00 per Share, at which Shares have been properly tendered, or deemed properly tendered, and not properly withdrawn, that will enable MGM to purchase the maximum number of Shares having an aggregate purchase price not exceeding $1,250,000,000 (or, if the offer is not fully subscribed, all Shares properly tendered and not properly withdrawn). In addition, in the event that Shares are properly tendered at or below the purchase price (and not properly withdrawn) having an aggregate purchase price of more than $1,250,000,000, MGM may exercise its right to purchase up to an additional 2% of its outstanding Shares without extending the expiration date.

On January 14, 2020, the Company entered into a Master Transaction Agreement (the “MTA”) with MGM Growth Properties Operating Partnership LP (“MGP OP”) and BCORE Windmill Parent LLC (the “Sponsor”), a subsidiary of Blackstone Real Estate Income Trust, Inc., among other parties, which provided for, among other things, the transfer of the real estate assets of MGM Grand Las Vegas and Mandalay Bay (the “Properties”) to a newly formed entity (the “Joint Venture”), which will be owned 50.1% by MGP OP and 49.9% by the Sponsor. In exchange for the contribution of the MGM Grand Las Vegas real estate assets, the Company will receive approximately $2.4 billion of cash and operating partnership units representing 5% of the equity value of the Joint Venture. A subsidiary of the Company will also enter into a master lease agreement with the Joint Venture with respect to the Properties. The foregoing series of transactions (collectively, the “Transaction”) is expected to close on or before February 19, 2020.

The Company believes that the repurchase of Shares pursuant to the Offer will allow us to return value to our shareholders following the closing of the Transaction and our receipt of the proceeds therefrom. The tender offer also provides a mechanism for completing the Company’s authorized share repurchase program more rapidly than would be possible through open market repurchases. The Company also believes that the modified Dutch auction tender offer is an efficient method of providing its shareholders an opportunity to generate value with respect to some or all of their investment in the Company by tendering all or a portion of their Shares, if they so choose.

The tender offer is not contingent upon any minimum number of Shares being tendered; however, the tender offer is subject to a number of other terms and conditions, which are described in detail in the offer to purchase, including the consummation of the Transaction. Specific instructions and a complete explanation of the terms and conditions of the tender offer are contained in the offer to purchase, the related letter of transmittal and other related materials, which are being mailed to shareholders of record.

None of the Company, the members of its Board of Directors, the dealer managers, the information agent or the depositary makes any recommendation as to whether any shareholder should participate or refrain from participating in the tender offer or as to the purchase price or purchase prices at which shareholders may choose to tender their Shares in the tender offer.

The information agent for the tender offer is Georgeson LLC. The depositary for the tender offer is Computershare Trust Company, N.A. The dealer managers for the tender offer are J.P. Morgan Securities LLC and BofA Securities, Inc. For all questions relating to the tender offer, please call the information agent, Georgeson LLC, toll-free at 888-607-9107; banks and brokers may call any of the dealer managers, J.P. Morgan Securities LLC at 1 (877) 371-5947, or BofA Securities, Inc. at 1 (888) 803-9655.

About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 29 unique hotel and destination gaming offerings including some of the most recognizable resort brands in the industry. Expanding throughout the U.S. and around the world, the company recently acquired the operations of Empire City Casino in New York and Hard Rock Rocksino in Ohio, which was rebranded as MGM Northfield Park. In 2018, MGM Resorts opened MGM Springfield in Massachusetts, MGM COTAI in Macau, and the first Bellagio-branded hotel in Shanghai. The over 80,000 global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine’s World’s Most Admired Companies®. For more information visit us at www.mgmresorts.com.

Additional Information Regarding the Tender Offer

This press release is for informational purposes only. This press release is not a recommendation to buy or sell Shares or any other securities of MGM, and it is neither an offer to purchase nor a solicitation of an offer to sell Shares or any other securities of MGM.

MGM will be filing today a tender offer statement on Schedule TO, including an offer to purchase, a related letter of transmittal and other related materials, with the United States Securities and Exchange Commission (the “SEC”). The tender offer will only be made pursuant to the offer to purchase, the related letter of transmittal and other related materials filed as part of the issuer tender offer statement on Schedule TO, in each case as may be amended or supplemented from time to time. Shareholders should read carefully the offer to purchase, the related letter of transmittal and other related materials because they contain important information, including the various terms of, and conditions to, the tender offer.

Shareholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, the related letter of transmittal and other related materials that MGM will be filing with the SEC at the SEC’s website at www.sec.gov. In addition, free copies of these documents may be obtained by contacting Georgeson LLC, the information agent for the tender offer, toll-free at 888-607-9107.

Forward-Looking Statements

Statements in this release that are not historical facts are “forward-looking” statements and “safe harbor statements” that involve risks and/or uncertainties, including those described in the Company’s public filings with the SEC. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements the Company makes regarding the consummation of the tender offer as described herein and the timing of the closing of the Transaction and ultimate proceeds received therefrom. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

MGM RESORTS CONTACTS:
Investment Community	News Media
AARON FISCHER	BRIAN AHERN
Chief Strategy Officer	Director of Media Relations
(702) 693-7152 or afischer@mgmresorts.com	media@mgmresorts.com